Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 8, 2012

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS THIRD-QUARTER 2012 RESULTS

DALLAS, November 8, 2012 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today reported results for the third quarter of 2012.

Third-Quarter 2012 Compared with Third-Quarter 2011 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $55.2 million and distributable cash flow of $27.0 million for the third quarter of 2012, compared with adjusted EBITDA of $50.1 million and distributable cash flow of $25.8 million for the third quarter of 2011. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of these non-GAAP measures to net loss in the tables at the end of this news release.

The Partnership reported a net loss of $16.1 million for the third quarter of 2012 versus a net loss of $2.7 million for the third quarter of 2011.

“We are pleased to report solid third-quarter results despite the continued low commodity price environment. Consistent with our expectations, the Ohio River Valley assets made a significant contribution during the quarter,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We continue to focus on fee-based initiatives and have strengthened our balance sheet with completion of the equity funding for our committed growth projects during the quarter.”

The Partnership’s third-quarter 2012 gross operating margin of $99.8 million increased $8.8 million from the gross operating margin of $91.0 million for the third quarter of 2011. The improvement was primarily due to the Partnership’s July 2012 acquisition of assets in the Ohio River Valley, throughput on the Partnership’s Permian Basin systems, increased NGL fractionation and marketing activity and growth in south Louisiana crude oil terminal activity. Gross operating margin is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to operating income in the selected financial data table at the end of this news release.

-more-

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of the natural gas gathering, processing and transmission operations in the Barnett Shale in north Texas and in the Permian Basin in west Texas (NTX); the pipelines and processing plants in Louisiana (LIG); the south Louisiana processing and natural gas liquids (NGL) assets, including NGL fractionation and marketing activities (PNGL) and rail, truck, pipeline and barge facilities in the Ohio River Valley (ORV). Each business segment’s contribution to the third-quarter 2012 gross operating margin compared with the third-quarter 2011, and the factors affecting those contributions, are described below:

•                  The ORV segment contributed $12.4 million of gross operating margin during the third quarter of 2012. Crude oil and condensate and brine water handling and disposal gross operating margins were $8.5 million and $3.9 million, respectively.

•                  The NTX segment’s gross operating margin improved by $2.7 million. The increased margin from the Permian Basin operations was partially offset by greater losses on a certain delivery contract.

•                  The PNGL segment’s gross operating margin increased $0.6 million. Higher margins from NGL fractionation and marketing and crude oil terminal activity were partially offset by decreased plant processing margins due to the weaker natural gas processing environment.

•                  The LIG segment’s gross operating margin decreased by $6.9 million, primarily the result of the weaker natural gas processing environment, lower processing volumes due to scheduled plant maintenance and the impact of the Bayou Corne slurry-filled sinkhole.

The Partnership’s third-quarter 2012 operating expenses of $35.6 million rose $7.4 million, or 26 percent, from the third quarter of 2011.  The increase was primarily related to the direct operating cost of the ORV assets acquired in July 2012. General and administrative expenses grew $2.8 million, or 20 percent, versus the third quarter of 2011 largely due to an increase in headcount and higher professional fees and services costs related to the acquisition of the ORV assets. Depreciation and amortization expense for the third quarter of 2012 rose $13.1 million, or 41 percent, compared with the third quarter of 2011, primarily due to increased depreciation and amortization attributable to the ORV assets and accelerated depreciation on the Sabine processing plant in south Louisiana. Interest expense increased to $23.2 million for the third quarter of 2012 from $19.5 million for the third quarter of 2011, primarily due to interest on the 7.125% senior unsecured notes due 2022 issued in May 2012. Other income increased $3.7 million for the third quarter of 2012 versus the third quarter of 2012, primarily the result of $3.0 million related to the assignment of our rights, title and interest in a contract for the construction of a processing plant.

The net loss per limited partner common unit for the third quarter of 2012 was $0.34 compared with a net loss of $0.14 per common unit for the third quarter of 2011.

Third-Quarter 2012 Compared with Third-Quarter 2011 — Crosstex Energy, Inc. Financial Results

The Corporation reported a net loss of $4.3 million for the third quarter of 2012 compared with a net loss of $1.6 million for the third quarter of 2011.

On a stand-alone basis, the Corporation had cash on hand of approximately $3.6 million and no debt as of the end of the third quarter of 2012.

Crosstex to Hold Earnings Conference Call on November 9, 2012

The Partnership and the Corporation will hold their quarterly conference call to discuss third-quarter 2012 results, November 9, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-679-8033. Callers outside the United States should dial 1-617-213-4846. The passcode is 42972160 for all callers. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key =PPGW6YLLL. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until February 7, 2013 by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 69562618. Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,500 miles of natural gas, natural gas liquids, and oil pipelines, 10 processing plants and four fractionators. The Partnership also operates barge terminals, rail terminals, product storage facilities, brine water disposal wells and an extensive truck fleet.

Crosstex Energy, Inc. owns combined general and limited partner interests of 22 percent and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus the cost of purchased gas and NGLs. Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense, impairments, stock-based compensation, loss on extinguishment of debt, (gain) loss on noncash derivatives, transaction costs associated with successful transactions, minority interest and certain severance and exit expenses, and accrued expense of a legal judgment under appeal, less (gain) loss on sale of property. Distributable cash flow is defined as earnings before certain noncash charges and the (gain) loss on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. Reconciliations of adjusted EBITDA and distributable cash flow to net loss and gross operating margin to operating income are included among the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas, NGLs and crude oil; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding, which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (8) the Partnership may not be successful in balancing its purchases and sales; (9) the amount of natural gas, NGLs and crude oil  transported may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing, fractionation, crude oil handling and brine disposal operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Selected Financial Data

(All amounts in thousands except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenues	$406,968	$517,498	$1,129,871	$1,533,003
Purchased gas, NGLs and crude oil	307,223	426,539	840,070	1,255,650

Gross operating margin	99,745	90,959	289,801	277,353

Operating costs and expenses:
Operating expenses	35,551	28,126	93,928	81,083
General and administrative	16,470	13,712	44,398	38,111
(Gain) loss on sale of property	109	397	(395)	317
(Gain) loss on derivatives	759	563	(1,977)	5,520
Depreciation and amortization	45,059	31,912	110,107	93,200
Total operating costs and expenses	97,948	74,710	246,061	218,231

Operating income	1,797	16,249	43,740	59,122

Interest expense, net of interest income	(23,229)	(19,507)	(63,932)	(59,952)
Equity in earnings of limited liability company	1,511	—	1,511	—
Other income	4,439	786	4,464	656
Total other expense	(17,279)	(18,721)	(57,957)	(59,296)
Loss before non-controlling interest and income taxes	(15,482)	(2,472)	(14,217)	(174)
Income tax provision	(672)	(287)	(1,507)	(898)
Net loss	(16,154)	(2,759)	(15,724)	(1,072)
Less: Net loss attributable to the non-controlling interest	(54)	(23)	(163)	(130)
Net loss attributable to Crosstex Energy, L.P.	$(16,100)	$(2,736)	$(15,561)	$(942)
Preferred interest in net loss attributable to Crosstex Energy, L.P.	$5,640	$4,558	$15,346	$13,382
General partner interest in net loss	$(309)	$(76)	$(420)	$(709)
Limited partners’ interest in net loss attributable to Crosstex Energy, L.P.	$(21,431)	$(7,218)	$(30,487)	$(13,615)
Net loss attributable to Crosstex Energy, L.P. per limited partners’ unit:
Basic and diluted common units	$(0.34)	$(0.14)	$(0.53)	$(0.26)
Weighted average limited partners’ units outstanding:
Basic and diluted common units	62,027	50,650	56,315	50,562
Series A convertible preferred units outstanding	14,706	14,706	14,706	14,706

CROSSTEX ENERGY, L.P.

Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net loss attributable to Crosstex Energy, L.P.	$(16,100)	$(2,736)	$(15,561)	$(942)
Depreciation and amortization	45,059	31,912	110,107	93,200
Stock-based compensation	2,503	1,509	7,496	5,504
Interest expense, net	23,229	19,507	63,932	59,952
Equity in earnings of limited liability company	(1,511)	—	(1,511)	—
(Gain) loss on sale of property	109	397	(395)	317
Noncash derivatives, taxes and other (1)	1,895	(537)	(1,731)	1,351
Adjusted EBITDA	55,184	50,052	162,337	159,382

Interest expense	(23,150)	(19,569)	(63,977)	(58,813)
Cash taxes and other	(797)	(412)	(1,514)	(1,274)
Maintenance capital expenditures	(4,222)	(4,264)	(10,800)	(9,460)
Distributable cash flow	$27,015	$25,807	$86,046	$89,834
Actual distribution (common and preferred)	$23,804	$21,602	$74,231	$62,881
Distribution coverage	1.13x	1.19x	1.16x	1.43x

Distributions declared per limited partner unit	$0.33	$0.31	$0.99	$0.91
Distributions declared per preferred unit	$0.33	$0.31	$0.99	$0.91

(1)    Excludes $0.9 million and $2.5 million of transaction expenses related to successfully transacted acquisition projects for the three months and nine months ended September 30, 2012, respectively, and $0.1 million and $0.4 million of transaction expenses related to successfully transacted growth projects for the three months and nine months ended September 30, 2011, respectively.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Pipeline Throughput (MMBtu/d)
LIG	741,000	859,000	814,000	907,000
NTX - Gathering	819,000	779,000	824,000	769,000
NTX - Transmission	344,000	342,000	353,000	351,000
Total Gathering and Transmission Volume	1,904,000	1,980,000	1,991,000	2,027,000

Natural Gas Processed (MMBtu/d)
PNGL	602,000	699,000	769,000	837,000
LIG	215,000	236,000	241,000	244,000
NTX	386,000	258,000	353,000	248,000
Total Gas Volumes Processed	1,203,000	1,193,000	1,363,000	1,329,000

Crude Oil Handling (Bbls/d) (1)	12,000	—	12,000	—
Brine Disposal (Bbls/d)	8,000	—	8,000	—

NGLs Fractionated (Gal/d)	1,350,000	987,000	1,284,000	1,088,000

Realized weighted average
Natural Gas Liquids price ($/gallon) (2)	1.04	1.41	1.09	1.28
Actual weighted average
Natural Gas Liquids-to-Gas price ratio	378%	371%	445%	344%

North Texas Gathering (3)
Wells connected	17	22	101	94

(1)         Crude oil handling includes barrels handled by both the ORV and PNGL segments.

(2)         Ethane represents 34% and 40% of NGL gallons sold at realized prices of $0.33/gal and $0.44/gal for the three months and nine months ended September 30, 2012, respectively.

(3)         North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where the Partnership connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Selected Financial Data

(All amounts in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenues	$406,968	$517,498	$1,129,871	$1,533,003
Purchased gas, NGLs and crude oil	307,223	426,539	840,070	1,255,650

Gross operating margin	99,745	90,959	289,801	277,353

Operating costs and expenses:
Operating expenses	35,551	28,126	93,928	81,083
General and administrative	17,349	14,331	46,729	40,084
(Gain) loss on sale of property	109	397	(395)	317
(Gain) loss on derivatives	759	563	(1,977)	5,520
Depreciation and amortization	45,078	31,930	110,163	93,257
Total operating costs and expenses	98,846	75,347	248,448	220,261

Operating income	899	15,612	41,353	57,092

Interest expense, net of interest income	(23,228)	(19,506)	(63,926)	(59,946)
Equity in earnings of limited liability company	1,511	—	1,511	—
Other income	4,440	786	4,464	656
Total other expense	(17,277)	(18,720)	(57,951)	(59,290)
Loss before non-controlling interest and income taxes	(16,378)	(3,108)	(16,598)	(2,198)
Income tax benefit	1,824	1,156	2,612	2,054
Net loss	(14,554)	(1,952)	(13,986)	(144)
Less: Net income (loss) attributable to the non-controlling Interest	(10,240)	(364)	(7,176)	4,054
Net loss attributable to Crosstex Energy, Inc.	$(4,314)	$(1,588)	$(6,810)	$(4,198)
Net loss per common share:
Basic and diluted	$(0.09)	$(0.04)	$(0.14)	$(0.09)
Weighted average shares outstanding:
Basic and diluted	47,396	47,191	47,372	47,136

CROSSTEX ENERGY, INC.

Calculation of Cash Available for Dividends

(All amounts in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Distributions declared by Crosstex Energy, L.P. associated with:
General Partner Interest	$417	$413	$1,369	$1,212
Incentive Distribution Rights	1,024	612	3,176	1,631
L.P. Units owned	5,417	5,089	16,251	14,938
Total share of distributions declared	$6,858	$6,114	$20,796	$17,781
Other non-partnership uses:
General and administrative expenses	(890)	(475)	(1,794)	(1,437)
Cash reserved *	(597)	(564)	(1,900)	(1,634)
Cash available for dividends	$5,371	$5,075	$17,102	$14,710
Dividend declared per share	$0.12	$0.10	$0.36	$0.29

*                 Cash reserved represents a holdback of cash by the Corporation to cover tax payments, equity matching investments in the Partnership and other miscellaneous cash expenditures. The amount is currently estimated at 10% of the Corporation’s share of Partnership distributions declared, net of non-partnership general and administrative expenses.